Exhibit 10.37

DYNEGY INC.

SEVERANCE PAY PLAN

(As Amended and Restated Effective January 1, 2008)

I.	INTRODUCTION

Dynegy Inc., an Illinois corporation (“Dynegy Illinois”), and its participating subsidiaries and affiliated entities originally established the Dynegy Inc. Severance Pay Plan effective as of September 1, 1998, to provide severance benefits for certain Eligible Employees whose employment is terminated involuntarily by the Company under certain conditions. Dynegy Illinois amended such plan in certain respects and restated it effective February 1, 2005.

Effective immediately after the merger of the LS Power entities and Dynegy Illinois, Dynegy Illinois withdrew as the Sponsor of such plan and a newly-formed Delaware corporation named “Dynegy Inc.” (“Dynegy Inc.”) adopted and assumed the sponsorship of such plan.

Dynegy Inc. hereby amends and restates the Dynegy Inc. Severance Pay Plan, effective January 1, 2008 (the “Plan”), to make such modifications as are necessary to comply with Section 409A of Code (to the extent the particular benefit under the Plan is subject to Code Section 409A) as well as other necessary and desirable changes; provided, however, that this amendment and restatement of the Plan is not intended to amend or otherwise modify any Supplemental Plan specifically referring to the Plan that is effective as of the Effective Date and any such Supplemental Plan shall remain effective in accordance with its terms on and after the Effective Date.

The Company is pleased to provide this Plan to its Employees, and wants you, as an Employee, to know about and understand it. This Plan has been prepared to let you know how it works and about how it may benefit you. You should read all parts of this Plan carefully so that you will not only understand the ways in which it may benefit you, but certain exclusions to coverage and limitations on the receipt of benefits which may apply to you. Section XII of the Plan contains a list of the defined terms used in the Plan. As of January 1, 2008, unless you are covered by the Dynegy Inc. Executive Severance Pay Plan or an agreement or plan recognized and administered by the Company, the only Company severance benefits are those offered under this Plan, as amended and restated January 1, 2008, and any Supplemental Plans specifically referring to this Plan that are effective on or after January 1, 2008.

II.	HIGHLIGHTS

•	Only Eligible Employees who satisfy all the requirements of the Plan will receive severance payments.

•	Severance payments will be made to Eligible Employees based on their Credited Length of Service.

•	Benefits from certain of the Company’s benefits plans may continue if you ask the Company to withhold the cost of such benefits from your severance pay.

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Severance pay benefits under the Plan are provided solely by the Company at no cost to you other than the cost of any other benefit plans under which you elect continued coverage. See Subsection IV(D) of this Plan.

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As a condition to receipt of severance pay benefits under this Plan, you must execute an Agreement and Release (hereinafter called the “Release”) in the form provided by the Company acknowledging your agreement to the terms and conditions of this Plan, receipt of the severance payment and releasing the Company from any liability arising from your employment or termination. You will also agree, by signing the Release, not to claim employment or seek employment rights from the Company.

III.	ELIGIBILITY

A.	Eligibility for Participation

You will receive severance pay only if your employment termination meets specific guidelines. After the Effective Date, each Employee may be eligible to participate in the Plan in the event such Employee’s employment is terminated by an Employing Company for one of the following reasons (determined by the Plan Administrator in its sole discretion):

•	Reduction in force;

•	Position elimination; or

•	Office closing.

If you are given advance notice of your termination, you must remain in employment until the Company’s designated Termination Date in order to receive severance pay. Severance pay may be paid if you leave prior to the designated Termination Date if your leaving will not have an adverse effect on the activities of your department and is approved in writing by the Vice President of Human Resources.

B.	Ineligibility for Participation

1. Resignation or Discharge

An Employee is ineligible to participate in the Plan in the event the Employee’s employment by an Employing Company terminates for a reason other than those enumerated in Subsection A above, including, but not limited to, the following:

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terminated by an Employing Company for any reason not listed in Subsection A, above. The Plan Administrator, in its sole discretion, may determine whether a termination makes an Employee ineligible for benefits provided by this Plan;

•	voluntarily resign for any reason, except participation in a Company Voluntary Separation Program;

•	involuntarily resign for any reason, except those reasons listed in Subsection A, above;

•	Employee status is canceled due to a failure to report for work, failure to report from leave, or other similar event;

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merger, acquisition, sale, transfer, outsourcing, reorganization or restructuring of all or part of the Employing Company or any affiliate or division thereof where either (i) you are offered another position within the Company that provides you a base salary at least equal to or greater than your base salary on the Termination Date;[1] or (ii) you are offered any position with a Successor Company, including an outside contractor, whether affiliated or unaffiliated with the Company and whether or not the Successor Company adopts the Plan, and the offer provides you a base salary at least equal to or greater than your base salary on the Termination Date;

•	death;

•	have an employment contract that contains severance provisions;

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are receiving long-term disability benefits at the time you are notified that your employment is being terminated even if your termination is caused by an event listed in Subsection III (A). However, if your disability benefits cease within two (2) years after your position is eliminated because you are no longer disabled and you seek to be reinstated within such two (2) year period but cannot be rehired due to the elimination of your position and the absence of a comparable position, the Plan Administrator or its designee may, but need not, make you eligible for severance pay by causing the notice, required by the provisions of the Plan, to be given to you within such two (2) year period and any such payment will be made in accordance with the terms and conditions hereof by March 15 of the calendar year following the year in which you receive such notice;

•	return from a leave of absence which extends beyond the policy reinstatement period, if applicable, and no position is available.

These exceptions from eligibility shall apply even if your termination otherwise qualifies under Subsection A above.

2.	Changed Decisions

The Company has the right to cancel or reschedule your termination before you terminate employment. You will not be eligible for severance benefits under this Plan if your termination is canceled.

3.	Transition Assistance

You will not be entitled to benefits under this Plan unless you satisfy all transition assistance requests of the Company to the Company’s satisfaction, such as aiding in the location of files, preparing accounting records, returning all Company property in your possession, or repaying any amounts you owe the Company.

IV.	SEVERANCE PAY BENEFITS

If you are terminated as a result of an event listed in Subsection III (A) above, you will receive written notice of your employment termination from the Vice President of Human

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Such an offer includes any position with the Company whether or not in accepting such position you would be required to transfer to a different work location, but only so long as you have been offered the Company’s standard relocation package in connection with such transfer.

Resources. This will be your notice of potential eligibility to participate in the Plan. If you think you are eligible for benefits under the Plan and you have not received notice from the Vice President of Human Resources, you may send a written request for benefits addressed to the Vice President of Human Resources pursuant to Subsection VI (A), below.

You will be entitled to receive benefits described in the Plan only if you execute the Release, in the form approved and distributed to Eligible Employees by the Plan Administrator, within the particular time period or on the particular date specified in the Release. By signing the Release, you will be agreeing to the terms and conditions of this Plan and waiving any claims that you may have against the Company and other persons and entities designated by the Company arising from your employment or termination of employment. The Release should be signed only after careful consideration and consultation with a legal advisor. The Release will be furnished to you as soon as practical after the date on which you receive the notice of termination, but in no event later than the latest date that will insure that the applicable revocation period for the Release will expire not later than March 1 of the year following the year in which your employment is terminated.

Each of the payments of severance, continued medical and outplacement benefits stated below are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s termination and do not exceed the lesser of two times the Participant’s base salary in the year prior to his or her termination or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.

Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Section 409A, to a Specified Employee shall not commence until at least six (6) months after the date the Specified Employee terminates employment. Whether a Participant is a Specified Employee shall be determined annually by the Plan Administrator, as of each Specified Employee Identification Date. Any Participant so identified, shall be a Specified Employee for the entire twelve (12)-month period beginning on the following Specified Employee Effective Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s termination of employment exceed such exempt amounts described in the preceding paragraph or are otherwise subject to the six (6)-month payment delay requirements of Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after termination.

NOTE: Code Section 409A requires a six (6)-month payment delay for certain severance payments to officers of the Company who received compensation over a specified dollar amount. It is not anticipated that the six (6)-month payment delay rule will be applicable to Participants in this Plan.

A.	Amount of Severance Pay

The amount of severance pay you receive under this Plan (not including any supplements to the Plan) will be based on your Credited Length of Service with the Company. If you become entitled to severance benefits under this Plan, you will receive two (2) Weeks of Pay for each full, completed Year of Service with the Company and a pro-rated amount for less than a Year of Service, with a minimum of twelve (12) Weeks of Pay. The maximum amount of severance payable under the Plan is fifty-two (52) Weeks of Pay. However, if you choose not to execute the Release, you will not receive any of the Plan Benefits. The benefits payable under this Plan (and any supplements) shall be inclusive of and offset by any other severance or termination payment made by the Company, including payments provided by Subsection B below.

Notwithstanding the preceding provisions of this Subsection A or any provision of the Plan to the contrary (including, without limitation, Subsections IV (D) and X (H) hereof), if you are entitled to receive severance pay under this Plan, then the Company shall permit you, at your election, to continue to participate for up to three (3) months following your termination of employment in the Company’s group health care plan that provides medical and dental coverage that you were participating in immediately prior to such termination of employment; provided, however, that (a) you must continue to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage, (b) the availability and terms of such coverage, and the required premium payments, shall adjust as such availability, terms and premiums are adjusted for active employees, and (c) such coverage shall immediately end upon your obtaining new employment and eligibility for similar coverage (and you are obligated hereunder to promptly report such eligibility to the Company). Your election of this extended coverage shall not adversely affect in any way your right to health care continuation coverage as required under Part 6 of Title I of ERISA, except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of your extended coverage as provided under the terms of this paragraph. The Company will also provide you with outplacement assistance benefits in addition to the benefits described in the preceding paragraph. Outplacement assistance benefits shall be in such amount and in such form as is determined by the Plan Administrator in its sole discretion, but in no event will such benefits be provided beyond the end of the second calendar year following the calendar year in which your employment was terminated. The Plan Administrator’s determinations pursuant to this paragraph shall be made on a case-by-case basis with respect to any individual Employee or group of Employees, and the Plan Administrator shall consider such factors as it deems relevant. Outplacement assistance benefits hereunder may vary among individual Employees. The value of such outplacement assistance benefits will not be paid to any Employee in a lump sum, but the payments necessary to provide such benefits will be made directly to an outplacement assistance provider. The Company may, in its sole discretion, provide outplacement assistance benefits to you prior to your execution of the Release or the expiration of any revocation period described in the Release. If you are provided such outplacement assistance benefits prior to execution of the Release or the expiration of any revocation period described in the Release, then, after execution of the Release and the expiration of any revocation period, you will not be entitled to outplacement assistance benefits in excess of those that the Plan Administrator had already determined would be provided to you. Failure to execute the Release within the specified time period or the revocation of the Release will result in cessation of any outplacement assistance benefits.

The amount of severance pay received under this Plan shall be reduced by any amounts you owe to the Company at the time the severance pay is paid; provided, however, to the extent the amount of severance pay is not exempt from Code Section 409A as provided herein, then amounts may only be offset for such non-exempt severance pay where the amount does not exceed $5,000 in any Plan Year, the debt is incurred in the ordinary course of your employment relationship, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from you. The determination of what amounts are owed by you will be made in the sole discretion of the Plan Administrator. Any such offset to the severance amount for which you are eligible will be made in conformance with applicable state law that is not otherwise preempted by ERISA.

B.	Integration With Plant Closing Law and/or the WARN Act

To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make payment of any kind to an Eligible Employee because of that Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits provided under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of any Eligible Employee’s involuntary termination for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan it its sole discretion. Included in the scope of the foregoing, if an Eligible Employee receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act, and remains employed during the WARN notice period, then the severance pay and benefits for which the Employee is eligible under this Plan will be reduced by the pay and benefits received by the Employee during the WARN notice period.

C.	Form of Payment of Severance Pay Benefits

Except as otherwise specifically provided in the Plan, Plan Benefits will be paid to you in a lump sum, after your execution of the Release and the expiration of any revocation period described in the Release no later than March 15 of the calendar year following the year of your termination. All Plan Benefits will be subject to withholding for applicable employment and income taxes. You are responsible for informing the Plan Administrator of any change in your mailing address by written letter delivered to the Vice President of Human Resources until your severance benefits have been paid in full.

D.	Effect of Plan on Other Company Benefits

You may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan, documents or insurance contracts in effect on the date of your termination. Your rights under the other plans, documents or insurance contracts are not affected by your decision to participate or to not participate in this Plan. However, no severance benefits will be payable, except as set forth by this Plan.

E.	Rehired Employees

Once you receive severance pay under this Plan, you have no right to be re-employed by the Company. If you are rehired by the Company after you receive payment of your severance pay, you will be entitled to keep that portion of your severance pay equal to your regular, normal base weekly rate of pay prior to your employment termination multiplied times the number of weeks and/or fraction of weeks between your Termination Date and the rehire date. Any remainder must be either returned to the Company upon your rehire or it will be deducted from your pay.

If you are rehired within the same calendar year in which your employment was terminated because of a reduction in force and you received payment for vacation earned but not taken, you may either retain the payment and forfeit the vacation time for which you were eligible prior to your employment termination, or you may return to the Company the amount you received and reinstate vacation time for which you were eligible prior to termination.

If your employment ends because of a reduction in force and you are rehired by the Company within twelve months of your Termination Date, your Years of Service with the Company prior to such termination will be counted in determining your vacation benefits eligibility in future years. Applicable vacation time on rehire will be determined in accordance with the Company’s vacation policy.

F.	Deceased Employees

In the event that an Eligible Employee dies after the termination of his or her employment and before having received the full amount of the severance benefits for which the Eligible Employee was qualified, Plan Benefits will be paid to the legal representative of the Employee’s estate unless the Employee notifies the Plan Administrator in writing that he or she specifically designates a different Beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death; provided, however, that if the Employee had not signed the Release prior to his or her death, then a condition to the receipt of benefits will be the execution of the Release by the executor or other authorized representative of the Employee’s estate.

G.	Termination Status

For purposes of severance benefits under the Plan that are exempt from the provisions of Code Section 409A, a Participant shall terminate employment on the date he or she ceases to be categorized as an employee on the payroll system of the Company. For purposes of severance benefits under the Plan that are not exempt from the provisions of Code Section 409A, a Participant shall terminate employment on the date he or she ceases to perform services for the Company, or such services decrease to a level that is 50 percent or less of the average level of services performed by the Participant over the immediately preceding 36-month period. The last day of a Participant’s active employment with the Company shall be considered such Participant’s termination date for purposes of the Company’s employee benefit plans, unless provided otherwise pursuant to such plan. For purposes of a Participant’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Participant’s termination date.

H.	Non-Disclosure

You have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not, at any time after your employment terminates, disclose to others, use, copy, or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns, or nominees, any “Confidential Information” (defined below) of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of Dynegy Inc.

You understand and agree that all “Records” (defined below) also constitute Confidential Information of the Company and that your obligations continue at all times after your employment. These records do not become any less confidential or proprietary to the Company because you may commit some of it to memory or because you may otherwise maintain it outside of the Company’s offices.

You agree that you will never take any Company property for your own use or benefit. On or before the date of termination of your employment, you will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, Records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

“Confidential Information” includes but is not limited to, any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known in the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” also includes any information or knowledge pertaining to the operation of the Company’s business that is (3) not generally available to the public and (4) maintained as confidential by the Company, including but not limited to the Company’s trade secrets, Records; plans; strategies, potential acquisitions; costs; prices; systems for buying, selling and/or trading natural gas, natural gas liquids, crude oil, coal, electricity, bandwidth and communications services; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; and servicing methods and techniques at any time used, developed, or investigated by the Company before or during your tenure of employment. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

“Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to you by the Company, or by any institution acquired by the Company, or compiled by you in any form or manner including information in documents or electronic devices, such as software, flow charts, graphs, spreadsheets, resource materials, video tapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device.

These are examples of the types of information the Company considers Confidential Information. All of this information is important because, among other things, it is unknown to the Company’s competitors, thus they are unable to use it to compete with the Company. Accordingly, this information creates a competitive advantage for the Company and is economically valuable. Recognizing the irreparable nature of the injury that could be done by your breach of the requirements and agreements contained herein and that money damages would be inadequate compensation to the Company, you agree that any breach of the non-disclosure requirements and agreements contained herein by you should be the proper subject for immediate injunctive relief, specific performance and other equitable relief to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from you. You further agree to communicate the contents of this section to any prospective employer or associate.

I.	Non-Disparagement

Neither you nor the Company shall make or authorize any public statement, oral or written, disparaging the other in their respective business interests and affairs. Notwithstanding the foregoing, neither party shall be (1) required to make any statement which it or he or she believes to be false or inaccurate, or (2) restricted in connection with any litigation, arbitration or similar proceeding or with respect to a response to any subpoena or other legal process.

J.	Compliance with Code Section 409A

Notwithstanding anything in this Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Code Section 409A and related Treasury Department regulations and pronouncements (“Section 409A”), that Plan provision or benefit will be reformed to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the Participant’s right to benefits.

V.	PLAN ADMINISTRATION

A.	General

The administration and operation of the Plan is directed by the Plan Administrator.

B.	Powers Of The Plan Administrator

The Plan Administrator will have full power to administer the Plan in all of its details, subject, however, to the requirements of ERISA. For this purpose the Plan Administrator’s power will include, but will not be limited to, sole discretionary power to:

1.	make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or required to comply with applicable law;

2.	interpret the Plan, its interpretation thereof to be final and conclusive on any Employee, former Employee, Participant, former Participant and Beneficiary;

3.	decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

4.	compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

5.	authorize the payment of benefits;

6.	keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code and applicable regulations, or under state or local law and regulations;

7.	appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan;

8.	by written instrument, allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA;

9.	the right to admit any subsidiary or affiliated entity to participation in the Plan; and

10.	the right to amend, terminate, supplement, or modify the Plan at any time whether or not benefits that are currently payable are affected or retroactively terminated.

All such rules, regulations, determinations, constructions, decisions and interpretations made by the Plan Administrator will be final and binding, except as otherwise required by law. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

VI.	CLAIM REVIEW PROCEDURE

A.	Authority to Adopt Procedures

The Plan Administrator shall have the power and authority to establish written procedures for processing claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified. Such procedures may be amended and modified from time to time in the discretion of the Plan Administrator. The procedures as adopted and amended and modified from time to time by the Plan Administrator are hereby incorporated by reference as a part of the Plan.

B.	Summary of Claims Procedures

In order to file a claim for benefits under the Plan, you must submit to the Vice President of Human Resources (the “Benefits Administrator”) a written claim for Plan benefits containing a description of (a) an alleged failure to receive a benefit payable under the Plan or (b) an alleged discrepancy between the amount of a benefit owed and the amount of the benefit you received under the Plan. In connection with the submission of a claim, you may examine the Plan and any other relevant documents relating to the claim, and you may submit written comments relating to such claim to the Benefits Administrator. If you need additional information regarding your claim for benefits, then you can submit a written request to the Benefits Administrator for such information. Failure to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate your claim unless the Benefits Administrator determines that it was not reasonably possible to comply with such procedure.

Upon the filing of a claim for benefits, the Benefits Administrator will determine if the request is clear, and if so, will proceed with the processing of the claim. If the Benefits Administrator determines that the claim is not clear, then the claim will be referred to the Plan Administrator for review.

Within 90 days from the date a completed claim for benefits is filed (or such longer period as may be necessary due to unusual circumstances, but in any event no longer than the time period described in the next paragraph), the Plan Administrator will make a decision as to whether the claim is to be approved, modified, or denied. If the Plan Administrator approves the claim, then the Benefits Administrator will process the claim as soon as administratively practicable.

In the event of an “Adverse Benefit Determination” (which includes a denial or modification of your claim, or an invalidation for failing to follow the Plan’s claim submission procedures), you will be notified in writing not later than 90 days following the date the claim was filed (or within 180 days under special circumstances, in which case you will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Plan provisions upon which the Adverse Benefit Determination is based;

•	Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

•	The Plan’s claims review procedure; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

Within 60 days following receipt of an Adverse Benefit Determination, you may submit a written request to the Plan Administrator for review of such determination. During this review process, you will have the opportunity to submit written comments and other information relating to the claim and you will have reasonable access to, and copies of, all documents and other information related to the claim free of charge. Any items you submit to the Plan Administrator will be considered without regard to whether such items were considered in the initial benefit determination.

Within 60 days following a request for review (or within 120 days under special circumstances, in which case you will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Plan Administrator must, after providing you with a full and fair review, render its final decision in writing (or electronically). However, the review process may be delayed if you fail to provide information that is requested by the Plan Administrator. If the Plan Administrator approves the claim on review, then the Benefits Administrator will process the claim as soon as administratively practicable. In the event of an Adverse Benefit Determination on review, the Plan Administrator’s final decision will include:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Plan provisions upon which the Adverse Benefit Determination is based;

•	A statement that you are entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

You may, by submitting a written statement to the Plan Administrator, authorize an individual or entity to pursue your claim for benefits under the Plan and/or your request for a review of an Adverse Benefit Determination made with respect to a claim.

Completion of the claims procedures described in this Subsection VI (B) will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant or by any other person claiming rights individually or through a claimant.

VII.	PLAN AMENDMENT OR TERMINATION

The Plan Sponsor reserves the right to amend, modify, supplement or terminate, in whole or in part, any or all of the provisions of the Plan at any time prospectively or retroactively, for any reason, without notice or further obligation to any Employee or any other person entitled to receive benefits, if any, under the Plan. The Plan Sponsor also reserves the right to make any modification, supplementation or amendments to the Plan that are necessary or appropriate to qualify or maintain the Plan so that it satisfies the applicable provisions of the Code and ERISA. Any Plan amendment must be signed by the Executive Vice President, Administration of Dynegy, Inc., or the individual who, at the time in question, is the highest ranking officer over administration in Dynegy Inc., to be effective.

VIII.	REORGANIZED COMPANIES AND MERGERS

Any corporation that succeeds to the business and assets of the Company or any part of its operations may, by appropriate resolution, adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing. Any corporation that succeeds to the business of any Employing Company other than the Company, or any part of the operations of such Employing Company may, by appropriate resolution, adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such Employing Company and said corporation shall have agreed upon in writing; provided, however, that such adoption and the terms thereof agreed upon in writing have been approved by the Company.

IX.	ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS:

(1)	Examine without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2)	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

(3)	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge,

and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

X.	GENERAL PROVISIONS

A.	Voluntary Plan

The adoption of the Dynegy Inc. Severance Pay Plan is purely voluntary on the part of the Company and shall not be deemed to constitute a contract between the Company, any Employee or other person not in the employ of the Company, or to be a consideration for, or an inducement or condition of, the employment of any Employee or other person, or to give any right to be retained in the employ of the Company, or to interfere with the right of an Employee to quit at any time, or to interfere with the right of the Company to discharge any Employee or other person at any time.

B.	No Rights Created Or Accrued

Nothing in the Plan shall be construed as giving to an Employee of the Company a right to receive any benefit other than the benefits specifically provided under the terms of the Plan. Nothing in the Plan shall be construed to limit in any manner the right of the Company to discharge, demote, downgrade, transfer, relocate, or in any other manner treat or deal with any person in its employ, without regard to the effect such treatment or dealing may have upon such person as someone who might otherwise have become (or remained) a Participant in the Plan, which right is hereby reserved. No benefits shall be deemed to accrue under the Plan at any time except the time at which they become payable under the Plan, and no right to a benefit under the Plan shall be deemed to vest prior to your Termination Date.

C.	Relation Of The Plan To Other Descriptive Matter

The Plan shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of section VII of this Plan. If any description made in any other document is deemed to be in conflict with any provision of the Plan, the provisions of the Plan shall control.

D.	Non-alienation Of Benefits

No benefits payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.

E.	Governing Law

The provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Texas.

F.	Plan Communications

No communications in connection with the Plan made by you are effective unless duly executed on an appropriate form provided or approved by, and filed with, the Plan Administrator.

G.	Severability

If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan. Should the Release be held invalid, Employee shall return all monies given to him or her under this Plan in consideration for the execution of the Release.

H.	Effect On Other Plans

This Plan has no effect on the rights of any Participant under any other employee benefit plan sponsored by the Company (other than as replaced or superceded in Section I hereof) such as any profit-sharing, medical, dental or hospitalization, life insurance, AD&D, incentive compensation, or vacation pay plan. Rights under those plans are governed solely by their terms, and you should review those plans to ascertain their rights under them. In particular, your severance benefits under this Plan do not change the date of your termination of employment for purposes of any other plan.

I.	Costs and Indemnification

All costs of administering the Plan and providing Plan Benefits will be paid by the Company, with one exception: any expenses (other than arbitrator fees) incurred in resolving disputes with multiple Claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against liabilities and claims) arising out of their discharge or omission in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

J.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

XI.	IDENTIFYING DATA

The Plan is a welfare benefit plan providing benefits from the general assets of the Company. Dynegy Inc. is the Plan Sponsor. The Plan Year is from January 1 to the following December 31 each year. The Plan Sponsor has assigned plan number 504 to the Plan. The Employer identification number for Dynegy Inc. is 20-5653152.

A.	Plan Sponsor

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

B.	Plan Administrator

Dynegy Inc. Benefit Plans Committee

c/o Executive Vice President, Administration

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

C.	Agent for Legal Service of Process

Dynegy Inc. Benefit Plans Committee

c/o Executive Vice President, Administration

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

XII.	DEFINITIONS

The following words and phrases are used quite frequently in this Plan and have special meanings of which you should take note.

a)	A Beneficiary is a person or persons entitled to receive benefits under the Plan upon the death of a Participant.

b)	COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

c)	The Code means the Internal Revenue Code of 1986, as amended.

d)	The Company is Dynegy Inc., its successors and assigns, and all Employing Companies, including Dynegy Inc.’s subsidiaries and affiliated entities currently participating in the Plan which are listed on Attachment A.

e)	Contract Employees means persons whom the Company regards as Contract Employees. Contract Employees are not eligible to participate in this Plan.

f)	Contractor’s Employees means persons working for a company providing goods or services (including temporary employee services) to the Company whom the Company does not regard to be its common law employees, as evidenced by the Company’s failure to withhold taxes from their compensation, even if the persons really are the Company’s common law employees. Contractor’s Employees are not eligible to participate in this Plan.

g)	Credited Length of Service means each Year of Service as an Employee with an Employing Company, an Affiliated Company or a Predecessor Company for which you are given credit by the Plan Administrator.

h)	The Effective Date for purposes of this amended and restated Plan is January 1, 2008.

i)	An Eligible Employee means an Employee who meets the eligibility requirements set forth in Section III of this Plan.

j)	An Employee is any full-time and active Employee employed by the Company who is paid through the payroll department of the Company or the Employing Company. Temporary or Part-Time Employees, Foreign Employees, Independent Contractors, Contract Employees, and Contractors’ Employees, Project Employees, and Leased Employees are not “Employees” under the Plan. Employees covered by a collective bargaining agreement are not “Employees” unless an agreement has been negotiated with the bargaining representative for coverage under the Plan.

k)	The Employer or Employing Company means the Employee’s direct employer, including Dynegy Inc. and such other of the subsidiaries and affiliated companies of Dynegy as have adopted the Plan and have been admitted to participation by the Plan Administrator.

l)	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

m)	Foreign Employees means any persons who are not on a U.S. payroll of the Company. Foreign Employees are not eligible to participate in this Plan.

n)	Full-time means any Employee who is regularly scheduled to work 40 or more hours per week.

o)	Leased Employees means persons who are the Company’s leased employees, within the meaning of Code Section 414(n). Leased Employees are not eligible to participate in this Plan.

p)	The Named Fiduciary for the Plan is the Plan Administrator.

q)	Participants are the Eligible Employees of the Company who elect to, and do, participate in the Plan and who meet the eligibility requirements set forth under section III of this Plan.

r)	Part-Time Employees are the employees of the Company who are regularly scheduled to work less than 40 hours per week. Part-Time Employees are not eligible to participate in this Plan.

s)	The Plan is the Dynegy Inc. Severance Pay Plan described in this document including any Supplemental Plans during the period of time that they are effective.

t)	The Plan Administrator is the person or persons appointed by the Compensation and Human Resources Committee (or their delegates) to oversee the operation of the Plan.

u)	Plan Benefit means amounts payable under the Plan to a Participant under the conditions described in Section IV.

v)	The Plan Sponsor is Dynegy Inc.

w)	The Plan Year is the 12-month period ending on December 31 of each year.

x)	Project Employees means persons employed to work on discrete projects or creative matters. Project Employees are not eligible to participate in this Plan, except to the extent the Company, by written notice, elects to extend Plan participation to the individual.

y)	Release means the Agreement and Release in the form provided by the Plan Administrator acknowledging receipt of the severance payment and other benefits and releasing the Company and other persons and entities designated by the Company from any liability arising from his or her employment or termination.

z)	Separation or Termination Date means an Employee’s last day of active service for the Employer, as designated by the Employer.

aa)	Specified Employee means a Participant who is a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i).

bb)	Specified Employee Effective Date means the April 1st next following a Specified Employee Identification Date.

cc)	Specified Employee Identification Date means December 31st of each Plan Year.

dd)	A Successor Company is any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility, asset or division or any entity to which a Company operation or function has been outsourced); any affiliate of the Company; or any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

ee)	Supplemental Plans mean plans designated as supplements to this Plan that are effective on the Effective Date or that are signed by the Vice President of Human Resources and are first effective after the Effective Date.

ff)	Vice President of Human Resources means the individual who, at the time in question, holds a title of Vice President or above and is the highest ranking officer in the Human Resources Department of Dynegy Inc., or his/her designee.

gg)	Voluntary Separation Program means a program designated as a Voluntary Separation Program by the Company and signed by the Vice President of Human Resources.

hh)	A Week of Pay means your base weekly rate of pay, excluding overtime, bonuses, commissions (except in the case of truck drivers employed by Dynegy Crude Gathering Services, Inc., whose base pay is comprised solely of commissions), premium pay, shift differentials, employee benefits, expense reimbursements, and similar amounts. However, the fact that amounts are withheld from your pay for taxes, employee benefits, or other reasons will be disregarded in calculating your Week of Pay amount. If you are paid by the hour, your base weekly rate of pay is your regular hourly rate multiplied by your scheduled hours per week. (e.g., forty (40) hours per week for full time Employees). Your base weekly rate of pay shall be determined by the Plan Administrator in its sole discretion.

ii)	Year of Service means each continuous year (365 days) of service with the Company without a break in service.

Effective: January 1, 2008

/s/ J. Kevin Blodgett
J. Kevin Blodgett
Executive Vice President,
Administration
Dynegy Inc.

Attachment A

Subsidiaries and Affiliates

Participating in the

Dynegy Inc. Severance Pay Plan

1.	Dynegy Marketing and Trade;

2.	Calcasieu Power, LLC;

3.	Dynegy Midwest Generation, Inc.;

4.	Dynegy Northeast Generation, Inc.;

5.	Dynegy Energy Services, Inc.;

6.	Dynegy Operating Company;

7.	Sithe Energies, Inc;

8.	Sithe Energies Power Services, Inc.; and

9.	Dynegy Power Corp.